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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                       THREE MONTHS ENDED MARCH 31, 2001

                    (In thousands, except per share amounts)

                                                    Number of Shares         Percent Outstanding          Equivalent Shares
                                                    ----------------         -------------------          -----------------
Prior to Initial Public Offering                              630                     100.00%                        639
     1997 Common Stock Offering

After Initial Public Offering
     1998 Common Stock Offering                        15,000,000                     100.00%                 15,000,000
     Preferred Stock Converted to Common Stock         60,511,692                     100.00%                 68,611,692
     1959 Common Stock Offering                        21,041,100                     100.00%                 21,041,100
     2000 Common Stock Offering                        10,703,109                     100.00%                 10,703,109
     Treasury Shares                                     (527,495)                    100.00%                   (327,495)
     Warrants Exercised                                   765,833                     100.00%                    765,833
     Cash in Lieu of Stock Split                             (577)                    100.00%                       (577)
     Stock Options Exercised                            1,030,912                      93.22%                    961,087
     Employee Stock Discount Purchase Plan
          Shares Issued                                   337,571                      97.29%                    328,420
     Common Stock Issued for Business Acquisitions      3,630,655                      48.13%                  1,747,334
                                                                                                           -------------
WEIGHTED AVERAGE SHARES OUTSTANDING                                                                          110,731,142

NET LOSS                                                                                                   $ (96,340,000)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                      $       (0.87)
                                                                                                           -------------
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